Exhibit 99.2

Red Robin Gourmet Burgers Announces Management Changes

Dennis B. Mullen Named as Chairman and Chief Executive Officer; Eric Houseman Appointed as President and Chief Operating Officer; Todd Brighton Named as Senior Vice President and Chief Development Officer

Greenwood Village, CO – (BUSINESS WIRE)—August 11, 2005 – Red Robin Gourmet Burgers, Inc. (NASDAQ:RRGB), today announced that it has named restaurant industry veteran Dennis B. Mullen as the Company’s Chairman and Chief Executive Officer, and elevated Eric C. Houseman to the position of President and Chief Operating Officer and Todd A. Brighton to the position of Senior Vice President and Chief Development Officer. The Company also announced the retirement of Michael J. Snyder as Chairman of the Board, Chief Executive Officer and President. Mr. Snyder will serve as a consultant to the Company and Mr. Mullen.

Mr. Mullen brings more than 30 years of experience in the restaurant and hospitality industry. He has served as chief executive officer for several restaurant chains, including Cork & Cleaver Restaurants of Denver, Colorado; Pedro Verde’s Mexican Restaurants, Inc. of Boulder, Colorado; Garcia’s Restaurants, Inc. of Phoenix, Arizona; and BCNW, a franchisee of Boston Chicken, Inc. in Seattle, Washington. Mr. Mullen started his professional career as an accountant with what is now PricewaterhouseCoopers. Since 1970, Mr. Mullen has served as a trustee of the Janus Funds. Mr. Mullen has served on Red Robin’s board of directors since 2002.

Mr. Houseman has been associated with Red Robin since 1988, and has served as the Company’s Vice President of Restaurant Operations since 2000. Mr. Brighton has been with Red Robin since 2001, serving as the Company’s Vice President of Development.

In addition, the Company announced that Edward T. Harvey will continue to serve on the Company’s board of directors and has been appointed by the board to serve as Lead Director. Mr. Harvey has been a member of the Company’s board of directors since 2000.

The company also announced the resignation of Senior Vice President, James P. McCloskey.

These management and governance changes follow an internal investigation conducted by a special committee of the Company’s board of directors relating to use of chartered aircraft and travel and entertainment expenses. The special committee, which retained independent counsel to conduct the investigation, identified various expenses by Mr.

Snyder that were inconsistent with Company policies or that lacked sufficient documentation. Mr. Snyder has agreed to reimburse the Company for such expenses following completion of the special committee’s review. The Company has notified the Securities and Exchange Commission of the internal investigation.

The Company believes that the expense amounts involved are not material to the Company’s financial position or results of operations. In conjunction with Mr. Snyder’s retirement and Mr. McCloskey’s resignation, the Company will record a non-cash charge in the third quarter of 2005 of approximately $2.8 million, or $1.8 million net of tax, for stock options that were accelerated and exercised in 2002.

“The board of directors of Red Robin responded to the issues raised by our internal investigation, and the board’s response reflects our commitment to do what is in the best interests of our stockholders and our brand,” said Mr. Mullen. “We have taken appropriate steps to ensure consistent adherence to Company policies and to allow for a smooth and effective transition in management.”

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 275 Red Robin locations across the United States and Canada, including both company-owned locations and those operated under franchise or license agreements.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products and food preparation; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in the restaurant industry; cost and availability of capital; additional costs associated with compliance, including the Sarbanes-Oxley Act and related regulations and requirements; the effectiveness of our internal controls over financial reporting; future changes in financial accounting standards; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200